UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2025

Permex Petroleum Corporation

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-41558	98-1384682
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2950 North Loop West, Suite 500 Houston Texas	77092
(Address of principal executive offices)	(Zip Code)

(713) 730-7797-8981

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 31, 2025, Permex Petroleum Corporation (the “Company”) entered into an option agreement (the “Option Agreement”) for the right to purchase producing oil and natural gas well from an ownership group which includes Navidad Petroleum and TMR Exploration Group (the “Group”). The assets subject to the option include over 50 producing wells, gathering facilities as well as over 20,000 net mineral acres of undeveloped leasehold interests.

Pursuant to the terms of the Option Agreement, in consideration of a $75,000 cash payment, the Company received a 6-month option (the “Option”) to acquire all of the Group’s interest in certain producing oil and natural gas assets for total consideration of $3 million in a combination of cash and stock, including a minimum of $1.75MM in cash. If the Group terminates the Option, Permex will receive a refund of the $75,000 option payment as well as the break-fee payment of $50,000 from the Group.

Item 8.01 Other Events.

On September 2, 2025, the Company issued a press release announcing its entry into an option agreement for the right to acquire energy producing assets. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Option Agreement
99.1	Press Release dated September 2, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain personal information in this Exhibit has been redacted pursuant to Item 601(a)(6) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of this Exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Permex Petroleum Corporation

September 5, 2025	By:	/s/ Bradley Taillon
Bradley Taillon
Chief Executive Officer

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